Agreement Between V3 Consulting and Asia Document Transition, Inc.

April 24, 2006

AGREEMENT made this 24th day of April, 2006, by and between V3 Consulting, Inc. whose address Is PO Box 2032, Old Chelsea Station, New York, NY 10113, hereinafter referred to as the "V3, and Asia Document Transition, Inc., (a Nevada Corporation incorporated on April 12, 2006 and whose Resident Agent Is Resident Agents of Nevada, 711 S Carlson Street, Carson City Nevada) hereinafter referred to as "ADT".

WHEREAS ADT agrees that V3 has provided assistance in the formation of ADT, WHEREAS ADT desires lo provide Compensation for such assistance, which ADT acknowledges has already been rendered, THEREFORE, It is agreed as follows:

1.   ADT shall Issue to V3 375,000 Common Shares of ADT {"V3 Shares"), such shares to be considered fully paid and non assessable.

2.   V3, collectively with any entity to whom V3 shall transfer beneficial ownership of any or all V3 Shares, will receive that number of common shares which shall allow V3, collectively with any entity to whom V3 shall transfer beneficial ownership of any or all V3 Shares, to maintain ownership of 1.5% of ADT should additional shares be issued at anytime during the three years following the dale of the receipt by V3 of the V3 Shares and (ii) that any and all V3 Shares owned by V3 and any  entity to whom V3 shall transfer beneficial ownership of any or all V3 Shares shall be included in any registration statement filed for purposes of a public offering of securities of ADT of the same class as the V3 Shares or which are convertible into or exercisable for such class of securities (other than  a registration on Form S-8).

3.   V3 shall be entitled to a fee in cash of 10% of the value of any  cash consideration received by (i) either ADT, its subsidiaries, affiliates, or assigns and/or (ii) Bernard Chan, whose address Is 7th Floor. New York House, 60 Connaught Road, Central, Hong Kong, in connection with a change in control of ADT other than the change of control required in accordance to the terms and conditions of that Agreement dated March 31, 2008 entered into by and between V3, David R. Koos, whose address Is l 010 University Avenue, St 40, San Diego CA 92103, and Bernard Chan whose address is 7th Floor, New York House, 60 Connaught Road, Central, Hong Kong ("Cash Fee") ADT also agrees that regardless of the actual consideration paid, said Cash Fee shall be no less than $50,000.

4.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the parties hereby submit to the exclusive jurisdiction of the courts of the State of New York.

V3	ADT
By:/s/ Vincent Piazza Its President	By:/s/David R Koos Its President, Secretary and Sole Director